Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 3, 2011, with respect to the combined financial statements of Tesoro Logistics LP Predecessor, included in the Registration Statement (Form S-1 No. 333-171525) and the related Prospectus of Tesoro Logistics LP for the registration of common units representing limited partner interests.
/s/ Weaver and Tidwell, L.L.P.
Houston, Texas
February 9, 2011